Exhibit 1.2

EXECUTION VERSION

LIMITED GUARANTY AGREEMENT

THIS LIMITED GUARANTY AGREEMENT, dated as of September 28, 2011 (as amended, supplemented and otherwise modified from time to time, this “Guaranty”), is made by PennyMac Mortgage Investment Trust, a Maryland real estate investment trust (“Guarantor”) in favor of Wells Fargo Bank, National Association (“Lender”).

RECITALS

A.                                   Reference is hereby made to that certain Master Repurchase Agreement, dated as of November 2, 2010 (as amended, supplemented or otherwise modified from time to time, the “Repurchase Agreement”), among PennyMac Corp. (“PMC”), PennyMac Mortgage Investment Trust Holdings I, LLC (“PMIT”; together with PMC and as more specifically defined below, each a “Seller” and collectively the “Sellers”), and Wells Fargo Bank, National Association (“Buyer”), pursuant to which Buyer has agreed to purchase certain loans, REMIC certificates, REO entity interests and related assets (as more particularly defined in the Repurchase Agreement, collectively the “Assets”) from Sellers and Sellers have agreed to repurchase such Assets upon the terms and subject to the conditions set forth therein.

B.                                     Pursuant to the Master Loan and Security Agreement, dated as of  September 28, 2011 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), between PCNPL Trust (“Borrower”), and Lender, Lender has agreed to provide Advances to Borrower for the acquisition of certain Mortgage Loans, and which Mortgage Loans shall secure such Advances to be made by Lender under the Loan Agreement.

C.                                     It is a condition precedent to the obligation of Lender to make Advances to Borrower under the Loan Agreement that Guarantor shall have executed and delivered this Guaranty to Lender.

NOW, THEREFORE, for good and valuable consideration, receipt of which by the parties hereto is hereby acknowledged, the parties hereto hereby agree as follows:

1.                                      Defined Terms.

(a)                                  Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

“Borrower” shall have the meaning set forth in the introductory paragraph hereto.

“ERISA” shall mean The Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any entity, whether or not incorporated, that is a member of any group of organizations described in Section 414(b), (c), (m) or (o) of the Code of which Guarantor is a member.

“Expiration Date” shall have the meaning set forth in Section 2(c) hereof.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA as to which Guarantor or any ERISA Affiliate has made or is required to make contributions or has any actual or potential liability.

“Obligations” shall mean the obligations and liabilities of Borrower to Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, or out of or in connection with the Loan Agreement or any other Loan Document, including without limitation the Secured Obligations.

“Plan” shall mean an employee benefit plan as defined in Section 3(3) of ERISA, subject to Title I of ERISA in respect of which Guarantor or any ERISA Affiliate thereof has any actual or potential liability or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be, an “employer” as defined in Section 3(5) of ERISA.

“Recourse Limit” shall have the meaning assigned thereto in Section 2(e) hereof.

“Reportable Event” shall mean any event set forth in Section 4043(c) of ERISA, other than an event as to which the notice period is waived under Pension Benefit Guaranty Corporation Reg. §4043.

“Loan Documents” shall mean the “Loan Documents” as such term is defined in the Loan Agreement.

“Secured Obligations” shall mean the “Secured Obligations” as such term is defined in the Loan Agreement.

“Single Employer Plan” shall mean any Plan that is not a Multiemployer Plan.

“UCC” shall mean the Uniform Commercial Code as in effect in the State of New York at any time.

(b)                                 The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Guaranty shall refer to this Guaranty as a whole and not to any particular provision of this Guaranty, and section and paragraph references are to this Guaranty unless otherwise specified.

(c)                                  The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

2.                                      Recourse Guaranty.

(a)                                  Guarantor hereby, unconditionally and irrevocably, guarantees to Lender and its successors, indorsees, transferees and assigns the prompt and complete payment and performance by Borrower when due (whether at the stated maturity, by acceleration, demand or otherwise) of the Obligations.

(b)                                 Notwithstanding the foregoing, Guarantor further agrees to pay any and all expenses (including, without limitation, all reasonable fees, expenses and disbursements of counsel) which may be paid or incurred by Lender in enforcing any rights with respect to, or collecting, any or all of the Secured Obligations and/or enforcing any rights with respect to, or collecting against, Guarantor under this Guaranty.  This Guaranty shall remain in full force and effect until the Secured Obligations are paid in full, notwithstanding that from time to time prior thereto Borrower may be free from any Secured Obligations.

(c)                                  No payment or payments made by Borrower or any other Person or received or collected by Lender from Borrower or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of Guarantor hereunder.  Guarantor shall remain liable under this Guaranty until the Secured Obligations are satisfied and paid in full and the Loan Agreement and the other Loan Documents are terminated (such date, the “Expiration Date”), notwithstanding any payment or payments referred to in the foregoing sentence.

(d)                                 Guarantor agrees that whenever, at any time, or from time to time, it shall make any payment to Lender on account of its liability hereunder, it will notify Lender in writing that such payment is made under this Guaranty for such purpose.

(e)                                  Notwithstanding the foregoing or anything contained in this Guaranty to the contrary, the Guarantor’s liability hereunder on any date of determination solely regarding Obligations shall not exceed an amount equal to the excess (if any) of (x) the product of (i) ten percent (10.00%) and (ii) the sum of the outstanding principal balances (measured as of the related Advance Date) of all Pledged Mortgage Loans then pledged in connection with one or more Advances as of such date of determination over (y) the amount of all payments previously made by the Guarantor on or at any time prior to such date of determination pursuant to the terms hereof (the “Recourse Limit”); provided, that such Recourse Limit shall not (i) constitute a waiver, release or impairment of any obligation evidenced or secured by the Loan Documents; (ii) impair the right of Lender to name the Guarantor or Borrower as a party or defendant in any action or suit for judicial foreclosure and sale under the Loan Documents; (iii) impair the right of Lender to obtain the appointment of a receiver; (iv) impair the right of Lender to bring suit (and seek a money judgment therein) with respect to breach of contract, tort, fraud or intentional misrepresentation by the Guarantor or Borrower or any other person or entity in connection with the Loan Documents; (v) impair the right of Lender to obtain payments on Mortgage Loans or with respect to any such Underlying Mortgaged Properties received by the Guarantor or Borrower after the occurrence of an Event of Default under the Loan Agreement; (vi) impair the right of Lender to bring suit (and seek a money judgment therein) with respect to any misappropriation by the Guarantor or Borrower of payments collected in advance with respect to the Mortgage Loans or with respect to any such Underlying Mortgaged Properties; (vii) impair the right of Lender to apply to losses arising out of any misrepresentation, willful misconduct or fraud by the Guarantor or Borrower or any of its agents or employees, any suit or money judgment related thereto; (viii) limit Guarantor’s liability for any Secured Obligations as they relate to a breach of the representations and warranties set forth on Schedule 1 of the Loan Agreement with respect to the Mortgage Loans or with respect to any such Underlying Mortgage Properties; or (ix) limit the Guarantor’s liability for any amount paid to the Lender by Borrower that is avoided pursuant to any insolvency, bankruptcy, reorganization, receivership or other debtor relief law, or any judgment, order or decision thereunder.

3.                                      Representations and Warranties of Guarantor.  Guarantor hereby represents and warrants that:

(a)                                  Guarantor.  Guarantor has been duly organized and validly exists in good standing as a real estate investment trust under the laws of the jurisdiction of its formation. Guarantor (i) has all requisite power, authority, legal right, licenses and franchises, (ii) is duly qualified to do business in all jurisdictions necessary, and (iii) has been duly authorized by all necessary action, to (x) own, lease and operate its properties and assets, (y) conduct its business as presently conducted and (z) execute, deliver and perform its obligations under this Guaranty.  Guarantor’s exact legal name is set forth in the preamble and signature pages of this Guaranty.  Guarantor’s tax identification number is 27-0186273.  Guarantor has the following subsidiaries:  PennyMac GP OP, Inc., PennyMac Operating Partnership, L.P., PennyMac Mortgage Investment Trust Holdings I, LLC, PennyMac Corp., PC REO

Trust, TRS REO Finance, LLC, TRS REO Trust 1-A, TRS REO Trust 2-B, PMC REO Financing Trust and Borrower.  The fiscal year of the Guarantor is the calendar year.

(b)                                 Licenses.  Guarantor is duly licensed or is otherwise qualified in each jurisdiction in which it transacts business for the business which it conducts and is not in default of any applicable federal, state or local laws, rules and regulations.

(c)                                  Power.  Guarantor has all requisite corporate or other power, and has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted.

(d)                                 Guaranty.  This Guaranty has been duly executed and delivered by Guarantor and constitutes the legal, valid and binding obligation of Guarantor enforceable against Guarantor in accordance with its terms, except as such enforceability may be limited by Insolvency Laws and general principles of equity.  The execution, delivery and performance by Guarantor of this Guaranty does not and will not (i) conflict with, result in a breach of, or constitute (with or without notice or lapse of time or both) a default under, any (x) Governing Document, Indebtedness, Guarantee Obligation or Contractual Obligation applicable to Guarantor or any of its properties or assets, (y) Requirements of Law, or (z) approval, consent, judgment, decree, order or demand of any Governmental Authority, or (ii) result in the creation of any Lien on any of the properties or assets of Guarantor.  All approvals, authorizations, consents, orders, filings, notices or other actions of any Person or Governmental Authority required for the execution, delivery and performance by Guarantor of this Guaranty have been obtained, effected, waived or given and are in full force and effect.

(e)                                  Solvency; Fraudulent Conveyance.  Guarantor is solvent and will not be rendered insolvent by the transactions contemplated hereby.  Guarantor does not intend to incur, nor does it believe that it has incurred, debts beyond its ability to pay such debts as they mature and is not contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of such entity or any of its assets.

(f)                                    Compliance with Law.  Guarantor has complied in all respects with all Requirements of Law.  Guarantor  (i) is not an “enemy” or an “ally of the enemy” as defined in the Trading with the Enemy Act of 1917, (ii) is not in violation of any Anti-Terrorism Laws, (iii) is not a blocked person described in Section 1 of Executive Order 13224 or to its knowledge engages in any dealings or transactions or is otherwise associated with any such blocked person, (iv) is not in violation of any country or list based economic and trade sanction administered and enforced by the Office of Foreign Assets Control, (v) is not a Sanctioned Entity, (vi) does not have more than 10% of its assets located in Sanctioned Entities, or (vii) does not derive more than 10% of its operating income from investments in or transactions with Sanctioned Entities.  Neither Guarantor nor any Affiliate of Guarantor (x) is a “broker” or “dealer” as defined in, or could be subject to a liquidation proceeding under, the Securities Investor Protection Act of 1970, or (y) is subject to regulation by any Governmental Authority limiting its ability to incur the Obligations.  No properties presently or previously owned or leased by Guarantor, any Affiliate of Guarantor or their respective predecessors contain or previously contained any Materials of Environmental Concern that constitute or constituted a violation of Environmental Laws or reasonably could be expected to give rise to liability of Guarantor thereunder.  Guarantor has no Knowledge of any violation, alleged violation, non-compliance, liability or potential liability of Guarantor under any Environmental Law.  Materials of Environmental Concern have not been released, transported, generated, treated, stored or disposed of in violation of Environmental Laws or in a manner that reasonably could be expected to give rise to liability of Guarantor thereunder.  Guarantor and all Affiliates of Guarantor are in compliance with the Foreign Corrupt Practices Act of 1977 and any foreign counterpart thereto.  Neither Guarantor nor any Affiliate of Guarantor has made, offered, promised or authorized a payment of money or anything else of value (1) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (2) to any foreign official, foreign political party, party official or candidate for foreign political office, or (3) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to Guarantor, any Affiliate of Guarantor or any other Person, in violation of the Foreign Corrupt Practices Act of 1977.

(g)                                 True and Complete Disclosure.  All information, reports, exhibits, schedules, financial statements or certificates of Guarantor or any of its officers furnished or to be furnished to Lender in connection with the initial or any ongoing due diligence of Guarantor or any officer thereof, negotiation, preparation, or delivery of this Guaranty are true and complete and do not omit to disclose any material facts necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading.

(h)                                 Approvals.  No consent, approval, authorization or order of, registration or filing with, or notice to any governmental authority or court is required under applicable law in connection with the execution, delivery and performance by Guarantor of this Guaranty.

(i)                                     Litigation.  There is no material litigation, proceeding or investigation pending or, to the knowledge of Guarantor threatened, against Guarantor before any Governmental Authority (i) asserting the invalidity of any this Guaranty, or (ii) seeking any determination or ruling that could reasonably be expected to have a Material Adverse Effect.

(j)                                     Material Adverse Change.  There has been no material adverse change in the business, operations, financial condition, properties or prospects of Guarantor since the date set forth in the most recent financial statements supplied to Lender.

(k)                                  Taxes.  Guarantor has timely filed all tax returns that are required to be filed by it and has paid all taxes, except for any such taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided.  The charges, accruals and reserves on the books of Guarantor in respect of taxes and other governmental charges are, in the opinion of Guarantor, adequate.  No tax liens have been filed against any assets of the Guarantor or any Affiliate thereof.

(l)                                     Investment Company.  Neither Guarantor nor any of its Subsidiaries is required to register as an “investment company”, or as a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

(m)                               Chief Executive Office; Jurisdiction of Organization.  On the date hereof, Guarantor’s chief executive office, is, and has been, located at 27001 Agoura Road, Calabasas, California 91301.  Guarantor does not have a trade name.  On the date hereof, Guarantor’s jurisdiction of organization is Maryland. During the preceding five (5) years, Guarantor has not been known by or done business under any other name, corporate or fictitious, and has not filed or had filed against it any bankruptcy receivership or similar petitions nor has it made any assignments for the benefit of creditors.

(n)                                 Location of Books and Records.  The location where Guarantor keeps its books and records is its chief executive office.

(o)                                 Compliance with ERISA.  With respect to Guarantor or any ERISA Affiliate thereof, during the immediately preceding five (5) year period, (i) neither a Reportable Event nor an “accumulated funding deficiency” nor “an unpaid minimum required contribution” as defined in the Code or ERISA has occurred, (ii) each Plan has complied in all material respects with the applicable provisions of the Code and ERISA, (iii) no termination of a Single Employer Plan has occurred resulting in any liability that has remained underfunded, and (iv) no Lien in favor of the PBGC or a Plan has arisen.  The present value of all accumulated benefit obligations under each Single Employer Plan (based on the assumptions used for the purposes of Financial Accounting Statement Bulletin 87) relating to Guarantor or any ERISA Affiliate thereof did not, as of the last annual valuation date prior to the date hereof, exceed the value of the assets of such Plan allocable to such accumulated benefit obligations.  Neither Guarantor nor any Affiliate of Guarantor is currently subject to any liability for a complete or partial withdrawal from a Multiemployer Plan.  Guarantor does not provide any medical or health benefits to former employees other than as required by the Consolidated Omnibus Budget Reconciliation Act, as amended, or similar state or local law (collectively, “COBRA.”) at no cost to the employer.  None of the assets of Guarantor are deemed to be plan assets within the meaning of 29 C.F.R. 2510.3-101 as modified by Section 3(42)  of ERISA.

(p)                                 Agreements.  Guarantor is not a party to any agreement, instrument, or indenture or subject to any restriction materially and adversely affecting its business, operations, assets or financial condition.  Guarantor is not in default in the performance, observance or fulfillment of any of the  Obligations, covenants or conditions contained in any agreement, instrument, or indenture which default could have a material adverse effect on the business, operations, properties, or financial condition of Guarantor as a whole.  No holder of any indebtedness of Guarantor has given notice of any asserted default thereunder.

(q)                                 No Reliance.  Guarantor has made its own independent decisions to enter into this Guaranty based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary, and Guarantor is not relying upon any advice from Lender as to any aspect of this Guaranty.

(r)                                    Loan Agreement.  Guarantor has received and reviewed copies of the Loan Agreement.

(s)                                  Financial Representations and Warranties.

(i)                                     Guarantor’s Adjusted Tangible Net Worth is greater than or equal to the sum of (x) $400,000,000 and (y) 75% of the aggregate net proceeds received by Guarantor in connection with any future equity issuances;

(ii)                                  Guarantor’s and its Subsidiaries’ aggregate unrestricted cash and Cash Equivalents is greater than or equal to $10,000,000;

(iii)                               The ratio of Guarantor’s Total Indebtedness to Tangible Net Worth is less than 3:1.

4.                                      Covenants of Guarantor.  Guarantor hereby covenants and agrees that:

(a)                                  Existence; Governing Documents; Conduct of Business.  Guarantor  shall (i) preserve and maintain its legal existence, (ii) qualify and remain qualified in good standing in each jurisdiction where it does business, (iii) comply with its Governing Documents, (iv) continue to engage in the same (and no other) general lines of business as presently conducted by it, (v) maintain and preserve all of its material rights, privileges, licenses, permits, franchises and other approvals necessary for the operation of its business and perform its obligations under this Guaranty and (vi) conduct its business in accordance with applicable law.  Guarantor shall not (x) change its name, organizational number, tax identification number, fiscal year, method of accounting, identity, structure or jurisdiction of organization (or have more than one such jurisdiction) or (y) move the location of its principal place of business and chief executive office, as defined in the UCC) from the location referred to in Section 3(m) hereof, unless Guarantor has given at least thirty (30) days prior notice to Lender.

(b)                                 Litigation.  At all times during the term of this Guaranty, Guarantor will promptly, and in any event within ten (10) days after service of process on any of the following, give to Lender notice of all litigation, actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are threatened or pending) or other legal or arbitrable proceedings affecting Guarantor or affecting any of Guarantor’s Property before any Governmental Authority that (i) questions or challenges the validity or enforceability of this Guaranty or any action to be taken in connection with the transactions contemplated hereby, (ii) makes a claim individually in an amount greater than $1,000,000 or in an aggregate amount greater than $2,500,000, or (iii) which, individually or in the aggregate, if adversely determined, could be reasonably likely to have a Material Adverse Effect.

(c)                                  Prohibition of Fundamental Changes.  At all times during the term of this Guaranty, neither Guarantor nor any of its Subsidiaries shall enter into a merger or consolidation, or liquidate, wind up or dissolve, or convey, sell, lease, assign, transfer or otherwise dispose of all or substantially all of its assets or properties (whether now owned or hereafter acquired) to any Person, or permit any changes in the ownership of its Equity Interests, without the consent of Lender in its discretion.  Guarantor shall ensure that all Equity Interests of Guarantor shall continue to be owned by the owner or owners thereof as of the date hereof.

(d)                                 Insurance.  Guarantor will continue to maintain insurance coverage with respect to employee dishonesty, forgery or alteration, theft, disappearance and destruction, robbery and safe burglary, property (other than money and securities) and computer fraud in an aggregate amount reasonably acceptable to Lender, and shall have added Borrower as an additional insured in connection with any such insurance coverage.

(e)                                  Books.  Guarantor shall keep or cause to be kept in reasonable detail books and records of account of its assets and business.

(f)                                    Material Change in Business.  Guarantor shall not make any material change in the nature of its business as carried on at the date hereof.  There shall be no material change in the senior management of Guarantor.

(g)                                 Applicable Law.  Guarantor shall comply with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority.

(h)                                 Taxes.  Guarantor shall timely file all tax returns that are required to be filed by them and shall timely pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained.

(i)                                     Transactions with Affiliates.  Guarantor shall not (i) enter into transactions, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with Borrower or any Subsidiary unless such transaction is (x) otherwise not prohibited under any Loan Document, (y) in the ordinary course of Guarantor’s business and (z) upon fair and reasonable terms no less favorable to Guarantor than it would obtain in a comparable arm’s length transaction with a

Person which is not a Subsidiary, or (ii) make a payment that is not otherwise pursuant to the transactions permitted by this Section 4(i) to any Affiliate.

(j)                                     True and Correct Information.  All information, reports, exhibits, schedules, financial statements or certificates of Guarantor or any of its officers furnished to Lender hereunder and during Lender’s diligence of Guarantor are and will be true and complete and do not omit to disclose any material facts necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading.

(k)                                  Bankruptcy.  Guarantor shall not file or cause or suffer to be filed with respect to Borrower a voluntary petition in bankruptcy to seek relief for such Borrower under any provision of any bankruptcy, reorganization, moratorium, delinquency, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction whether now or subsequently in effect, or consent to the filing of any petition against Borrower under any such law, or consent to the appointment of or taking possession by a custodian, receiver, conservator, trustee, liquidator, sequestrator or similar official for Borrower, or of all or any part of such Borrower’s Property, or make an assignment for the benefit of Borrower.

(l)                                     ERISA.  Guarantor shall immediately notify Lender of the occurrence of any of the following of which Guarantor has Knowledge, together with a certificate of a Responsible Officer of Guarantor setting forth details of such occurrence and any action Guarantor has taken or proposes to take with respect thereto any Reportable Event or failure to meet the minimum funding standard of Section 412 of the Code or Sections 302 or 303 of ERISA, includes the failure to make on or before its due date a required installment under Section 430(j) of the Code or Section 303(j) of ERISA, or any request for a waiver under Section 412(c) of the Code for any Plan; a notice of intent to terminate any Plan or any action taken by Guarantor or an ERISA Affiliate to terminate any Plan or the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by Guarantor or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan; the complete or partial withdrawal from a Multiemployer Plan by Guarantor or any ERISA Affiliate that results in liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by Guarantor or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA or the institution of a proceeding by a fiduciary of any Multiemployer Plan against Guarantor or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within 30 days; and the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code, would result in the loss of tax-exempt status of the trust of which such Plan is a part.

(m)                               Use of Employee Plan Assets. No assets of an employee benefit plan subject to any provision of ERISA shall be used by either party in a connection with this Guaranty.

(n)                                 Financial Covenants.

(i)                                     Guarantor’s Adjusted Tangible Net Worth shall at all times be greater than or equal to the sum of (i) $400,000,000 and (ii) 75% of the aggregate net proceeds received by Guarantor in connection with any future equity issuances;

(ii)                                  Guarantor’s and its Subsidiaries’ aggregate unrestricted cash and Cash Equivalents shall at all times be greater than or equal to $10,000,000;

(iii)                               The ratio of Guarantor’s Total Indebtedness to Tangible Net Worth shall at all times be less than 3:1.

(o)                                 Financial Statements. Guarantor shall deliver its financial statements to Buyer pursuant to the terms of the Repurchase Agreement.

5.                                      No Subrogation.  Notwithstanding any payment or payments made by Guarantor hereunder or any set-off or application of funds of Guarantor by Lender or any of its Affiliates, Guarantor shall not be entitled to be subrogated to any of the rights of Lender against any related Borrower or any collateral security or guarantee or right of offset held by Lender for the payment of the Obligations, nor shall Guarantor seek or be entitled to seek any contribution or reimbursement from any related Borrower in respect of payments made by Guarantor hereunder, until all amounts owing to Lender by Borrower on account of the Obligations are paid and satisfied in full and the Loan Agreement is terminated.  If any amount shall be paid to Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid and satisfied in full, such amount shall be held by Guarantor in trust for Lender, segregated from other funds of Guarantor, and shall, forthwith upon receipt by Guarantor, be turned over to Lender in the exact form received by Guarantor (duly indorsed by Guarantor to Lender, if required), to be applied against the Obligations, whether matured or unmatured, in such order as Lender may determine.

6.                                      Amendments, Etc. with Respect to the Obligations.  Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against Guarantor and without notice to or further assent by Guarantor, any demand for payment of any of the Obligations made by Lender may be rescinded by Lender and any of the Obligations continued, and the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, terminated, waived, surrendered or released by Lender, and the Loan Agreement and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as Lender may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by Lender for the payment of the Obligations may be sold, exchanged, waived, surrendered or released.  Lender shall not have any obligation to protect, secure, perfect or insure any lien at any time held by it as security for the Obligations or for this Guaranty or any property subject thereto.  When making any demand hereunder against Guarantor, Lender may, but shall be under no obligation to, make a similar demand on any related Borrower, and any failure by Lender to make any such demand or to collect any payments from any related Borrower or any release of any related Borrower shall not relieve Guarantor of its obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of Lender against Guarantor.  For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

7.                                      Waiver of Rights.  Except as otherwise expressly provided herein, Guarantor waives any and all notice of any kind including, without limitation, notice of the creation, renewal, extension or accrual of any of the Obligations, and notice of or proof of reliance by Lender upon this Guaranty or acceptance of this Guaranty; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Guaranty; and all dealings between any related Borrower and Guarantor, on the one hand, and Lender, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Guaranty. Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon any related Borrower or Guarantor with respect to its Secured Obligations or the Obligations, respectively.  In addition, Guarantor waives any requirement that Lender exhaust any right, power or remedy or proceed against any related Borrower.

8.                                      Guaranty Absolute and Unconditional.  Guarantor understands and agrees that this Guaranty shall be construed as a continuing, absolute and unconditional guarantee of the full and punctual payment and performance of the Obligations and not of their collectibility only and is in no way conditioned upon any requirement that Lender first attempt to collect any of the Obligations from any related Borrower, without regard to (a) the validity, regularity or enforceability of the Loan Agreement or any other Loan Document, any of the Obligations therefor or guarantee or right of offset with respect thereto at any time or from time to time held by Lender, (b) any defense, set-off, deduction, abatement, recoupment, reduction or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any related Borrower against Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of any related Borrower or Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of Guarantor from this Guaranty, in bankruptcy or in any other instance. When pursuing its rights and remedies hereunder against Guarantor, Lender may, but shall be under no obligation to, pursue such rights, powers, privileges and remedies as it may have against any related Borrower or any other Person or any right of offset with respect thereto, and any failure by Lender to pursue such other rights or remedies or to collect any payments from any related Borrower or any such other Person or to exercise any such right of offset, or any release of any related Borrower or any such other Person or right of offset, shall not relieve Guarantor of any liability hereunder, and shall not impair or affect the rights, powers, privileges and remedies, whether express, implied or available as a matter of law or equity, of Lender against Guarantor.  This Guaranty shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon Guarantor and the successors and assigns thereof, and shall inure to the benefit of Lender, and its successors, indorsees, transferees and assigns, until all the Secured Obligations and the Obligations of Guarantor under this Guaranty shall have been satisfied by performance and payment in full and the Loan Agreement and the other Loan Documents shall have been terminated, notwithstanding that from time to time during the term of the Loan Agreement, Borrower may be free from any Secured Obligations.

9.                                      Reinstatement.  This Guaranty shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any related Borrower or Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any related Borrower or Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

10.                               Payments.  Guarantor hereby guarantees that payments hereunder will be paid to Lender without deduction, abatement, recoupment, reduction, set-off or counterclaim, in U.S. Dollars and in accordance with the wiring instructions of Lender.

11.                               Notices.  Any and all notices statements, demands or other communications hereunder may be given by a party to the other by mail, facsimile, messenger or otherwise to the address specified at the “Address for Notices” specified on the signature page for Guarantor or specified below for Lender, or so sent to such party at any other place specified in a notice of change of address hereafter received by the other.  All notices, demands and requests hereunder may be made orally, to be confirmed promptly in writing, or by other communication as specified in the preceding sentence.

Address for Notices to Lender:

Wells Fargo Bank, National Association

301 S. College St.

MAC D1053-082

Charlotte, North Carolina 28288

Attention: Goetz Rokahr

Telephone: (704) 374-3455

12.                               Entire Agreement; Severability.  This Guaranty shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions.  Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement

13.                               Integration.  This Guaranty represents the agreement of Guarantor with respect to the subject matter hereof and thereof and there are no promises or representations by Lender relative to the subject matter hereof or thereof not reflected herein or therein.

14.                               Amendments in Writing; No Waiver; Cumulative Remedies.

(a)                                  None of the terms or provisions of this Guaranty may be waived, amended, supplemented or otherwise modified except by a written instrument executed by Guarantor, and Lender; provided that any provision of this Guaranty may be waived in writing by Lender.

(b)                                 Lender shall not be deemed by any act (except by a written instrument pursuant to Section 14(a) hereof), delay, indulgence, omission or otherwise be deemed to have waived any right, power, privilege or remedy hereunder or to have acquiesced in any Default or Event of Default under the Loan Agreement or in any breach of any of the terms and conditions hereof.  No failure to exercise, nor any delay in exercising, on the part of Lender, any right, power, remedy or privilege hereunder shall operate as a waiver thereof.  No single or partial exercise of any right, power, remedy or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by Lender of any right, power, privilege or remedy hereunder on any one occasion shall not be construed as a bar to any right, power, privilege or remedy which Lender would otherwise have on any future occasion.

(c)                                  The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

15.                               Section Headings.  The section headings used in this Guaranty are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

16.                               Successors and Assigns.  This Guaranty shall be binding upon the successors and permitted assigns of Guarantor and shall inure to the benefit of Lender and its successors and assigns.  This Guaranty may not be assigned by Guarantor without the express written consent of Lender in its sole discretion and any attempt to assign or transfer this Guaranty without such consent shall be null and void and of no effect whatsoever.

17.                               Governing Law.  This Guaranty and any claim, controversy or dispute arising under or related to or in connection with this Guaranty, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties will be governed by the laws of the State of New York without regard to any conflicts of law principles other than Sections 5-1401 and 5-1402 of the New York General Obligations Law.

18.                               Waiver Of Jury Trial; Consent To Jurisdiction And Venue; Service Of Process.  Lender irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan and of the United

States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty, or for recognition or enforcement of any judgment, and each party irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such State court or, to the fullest extent permitted by applicable law, in such Federal court.  Each party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Guaranty shall affect any right that Lender may otherwise have to bring any action or proceeding arising out of or relating to this Guaranty against Guarantor or its properties in the courts of any jurisdiction.  Guarantor irrevocably and unconditionally waives, to the fullest extent permitted by Requirements of Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Guaranty in any court referred to above, and the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.  Each party irrevocably consents to service of process in the manner provided for notices in Section 11.  Nothing in this Guaranty will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

19.                               Waivers.

(a)                                  GUARANTOR HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT TO ASSERT A COUNTERCLAIM, OTHER THAN A COMPULSORY COUNTERCLAIM, IN ANY ACTION OR PROCEEDING BROUGHT AGAINST IT BY LENDER.

(b)                                 TO THE EXTENT PERMITTED BY REQUIREMENTS OF LAW, EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE BETWEEN THEM, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, ARISING OUT OF, CONNECTED WITH OR RELATED TO THIS GUARANTY, ANY DEALINGS OR COURSE OF CONDUCT BETWEEN THEM, OR ANY STATEMENTS (WRITTEN OR ORAL) OR OTHER ACTIONS OF EITHER PARTY.  NEITHER PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.  INSTEAD, ANY SUCH DISPUTE RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

(c)                                  TO THE EXTENT PERMITTED BY REQUIREMENTS OF LAW, GUARANTOR HEREBY WAIVES ANY RIGHT TO CLAIM OR RECOVER IN ANY LITIGATION WHATSOEVER INVOLVING LENDER, ANY SPECIAL, EXEMPLARY, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND OR NATURE WHATSOEVER OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES, WHETHER SUCH WAIVED DAMAGES ARE BASED ON STATUTE, CONTRACT, TORT, COMMON LAW OR ANY OTHER LEGAL THEORY, WHETHER THE LIKELIHOOD OF SUCH DAMAGES WAS KNOWN AND REGARDLESS OF THE FORM OF THE CLAIM OF ACTION, INCLUDING ANY CLAIM OR ACTION ALLEGING GROSS NEGLIGENCE, RECKLESS DISREGARD, WILLFUL OR WONTON MISCONDUCT, FAILURE TO EXERCISE REASONABLE CARE OR FAILURE TO ACT IN GOOD FAITH.  LENDER SHALL NOT BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY UNINTENDED RECIPIENTS OF ANY INFORMATION OR OTHER MATERIALS DISTRIBUTED BY IT THROUGH TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS GUARANTY.

(d)                                 GUARANTOR CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT LENDER WOULD NOT SEEK TO ENFORCE ANY OF THE WAIVERS IN THIS SECTION 19 IN THE EVENT OF LITIGATION OR OTHER CIRCUMSTANCES.  THE SCOPE OF SUCH WAIVERS IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS GUARANTY, REGARDLESS OF THEIR LEGAL THEORY.

(e)                                  EACH PARTY ACKNOWLEDGES THAT THE WAIVERS IN THIS SECTION 19 ARE A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT SUCH PARTY HAS ALREADY RELIED ON SUCH WAIVERS IN ENTERING INTO THIS GUARANTY, AND THAT SUCH PARTY WILL CONTINUE TO RELY ON SUCH WAIVERS IN THEIR RELATED FUTURE DEALINGS.  EACH PARTY FURTHER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED SUCH WAIVERS WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL AND OTHER RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

(f)                                    THE WAIVERS IN THIS SECTION 19 ARE IRREVOCABLE, MEANING THAT THEY MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND SHALL APPLY TO ANY AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS THIS GUARANTY.  IN THE EVENT OF LITIGATION, THIS GUARANTY MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

20.                               Agents.  Lender may employ agents and attorneys-in-fact in connection herewith and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by them in good faith.

21.                               Counterparts.  This Guaranty may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.  The parties agree that this Guaranty, any documents to be delivered pursuant to this Guaranty and any notices hereunder may be transmitted between them by email and/or facsimile. The parties intend that faxed signatures and electronically imaged signatures such as .pdf files shall constitute original signatures and are binging on all parties.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Guaranty to be duly executed and delivered as of the day and year first above written.

PENNYMAC MORTGAGE INVESTMENT TRUST, as Guarantor

By:	/s/ David M. Walker
Name:	David M. Walker
Title:	Chief Credit Officer

Address for Notices:

27001 Agoura Road
Calabasas, CA 91301
Attn: Chief Legal Officer